EXHIBIT 4

                               AMENDMENT AGREEMENT


          AMENDMENT AGREEMENT (this "AGREEMENT"), dated as of December 31, 1998, to the several Note Purchase Agreements (collectively, as amended and in effect prior to the amendments effected hereby, the "EXISTING NOTE AGREEMENT" and, immediately after giving effect to the such amendments, the "AMENDED NOTE AGREEMENT"), each dated as of January 6, 1997, between Recoton Corporation, a New York corporation (the "COMPANY"), and each of the purchasers (collectively, together with their respective successors and assigns, the "NOTEHOLDERS") of the Adjustable Rate Senior Notes Due January 6, 2007 issued thereunder, is entered into as of December 31, 1998 by the Company and each of the Noteholders.

                             PRELIMINARY STATEMENT:

          Certain Events of Default may exist as of the date hereof (collectively, the ""EXISTING EVENTS OF DEFAULT"). As a result of any such Existing Events of Default, the Required Holders would have the right under the Existing Note Agreement to exercise various rights and remedies, including, without limitation, the right to declare all of the Notes to be immediately due and payable, together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note. The Company has requested that the Noteholders consent to the amendment of certain provisions of the Existing Note Agreement (to become retroactively effective as of December 31, 1998) in order to eliminate any such Existing Events of Default. Subject to the terms and conditions of this Agreement, the Noteholders are willing to amend the Existing Note Agreement as set forth herein.

                                   AGREEMENT:

1.        DEFINED TERMS.

          All capitalized terms used but not specifically defined in this Agreement have the respective meanings assigned to them in, or pursuant to the provisions of, the Existing Note Agreement. As used in this Agreement, the term "TRANSACTION DOCUMENTS" means, collectively, each of this Agreement, the Amended Note Agreement, the Notes and the Subsidiary Guaranty.

2.        REPRESENTATIONS AND WARRANTIES.

          The Company warrants and represents to each Noteholder that as of the Effective Date (as defined below):

          2.1 ORGANIZATION; POWER AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and the Subsidiaries taken as a whole. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and to perform the provisions of the Transaction Documents.

          2.2 AUTHORIZATION, ETC. This Agreement has been duly authorized by all necessary corporate action on the part of the Company, and each of the Transaction Documents constitutes a legal, valid and binding obligation of the Company and each of the Subsidiaries party thereto, enforceable against the Company and such Subsidiaries, as the case may be, in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2.3 DISCLOSURE. None of the written statements, documents or other written materials (including, without limitation, the financial statements and related certificates most recently provided to the Noteholders pursuant to paragraph 5A of the Existing Note Agreement) furnished by, or on behalf of, the Company to the Noteholders in connection with the negotiation, execution and delivery of this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances in which they were made. There is no fact which the Company has not disclosed to the Noteholders which materially affects adversely or, so far as the Company can now foresee, will materially affect adversely the business, prospects, profits, Properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations set forth in the Transaction Documents.

          2.4 COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. The execution, delivery and performance by the Company of this Agreement will not:

               (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected;

               (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or governmental body applicable to the Company or any Subsidiary; or

               (c) violate any provision of any statute or other rule or regulation of any governmental body applicable to the Company or any Subsidiary.

          Neither the Company nor any of the Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in ANNEX 1 hereto.

          2.5 GOVERNMENTAL AUTHORIZATIONS, ETC. No consent, approval or authorization of, or registration, filing or declaration with, any court or administrative or governmental body is required in connection with the execution, delivery or performance by the Company of this Agreement.

          2.6 LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS.

               (a) Except as set forth on ANNEX 2, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any Property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any governmental body that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and the Subsidiaries taken as a whole.

               (b) After giving effect to the amendments to be effected by
          Section 4, neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound (except for any defaults that may exist under the agreements listed in Annex 1 hereto, which will be cured or waived on the Effective Date), or any order, judgment, decree or ruling of any court, arbitrator or governmental body or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to the protection of the environment) of any court or administrative or governmental body, which default or violation, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and the Subsidiaries taken as a whole.

          2.7 NO DEFAULTS. No event has occurred and is continuing and no condition exists which, upon the effectiveness of the amendments provided for in this Agreement, would constitute a Default or Event of Default.

          2.8 YEAR 2000. The Company has reviewed the areas within its business and operations (and that of the Subsidiaries) which could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications, as well as embedded microchips in non- computing devices used by the Company and the Subsidiaries, may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31,
1999). The Company has developed or is developing programs to address its "Year 2000 Problem" on a timely basis. Based on such review and program and on current information available to it, the Company believes that its "Year 2000 Problem" will not result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and the Subsidiaries taken as a whole.

3.       CONDITIONS PRECEDENT

         Each of the amendments to be effected by Section 4 shall become retroactively effective, as of December 31, 1998, at such time as the Company and each of the Noteholders shall have executed and delivered this Agreement (the time and date of such execution and delivery is referred to herein as the "EFFECTIVE DATE"); the willingness of the Noteholders to execute and deliver this Agreement is contingent on the satisfaction of each of the following conditions (which shall be deemed to have been satisfied upon such execution and delivery; however, no such deemed satisfaction shall affect the provisions of
Section 6.3 hereof):

          3.1 CONSENT OF NOTEHOLDERS. The Company and each Noteholder shall have executed and delivered a counterpart of this Agreement.

          3.2 WARRANTIES AND REPRESENTATIONS TRUE; COMPLIANCE WITH THIS
AGREEMENT.

               (a) WARRANTIES AND REPRESENTATIONS TRUE. The warranties and representations contained in Section 2 shall be true on the Effective Date with the same effect as though made on and as of that date.

               (b) COMPLIANCE WITH THIS AGREEMENT. The Company shall have performed and complied with all agreements and conditions contained herein that are required to be performed or complied with by the Company on or prior to the Effective Date, and such performance and compliance shall remain in effect on the Effective Date.

          3.3 OPINION OF COUNSEL. The Noteholders shall have received from Stroock & Stroock & Lavan LLP, regular counsel for the Company, a favorable opinion satisfactory to the Noteholders and substantially in the form of EXHIBIT A.

          3.4 OFFICER'S CERTIFICATES. The Noteholders shall have received:

               (a) a certificate dated the Effective Date and signed by a Responsible Officer, substantially in the form of EXHIBIT B; and

               (b) a certificate dated the Effective Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of EXHIBIT C.

          3.5 SUBSIDIARY CONSENTS. Each of the Subsidiaries party to the Subsidiary Guaranty shall have executed and delivered a consent to this Agreement in the form attached hereto as EXHIBIT D.

          3.6 BANK AGREEMENT. The Company shall have delivered to each Noteholder a true and correct copy of the Bank Credit Agreement, as amended and in effect on the Effective Date, which shall be in form and substance satisfactory to each Noteholder, and shall include an executed copy of an acceptable waiver of any violations of covenants contained in the Bank Credit Agreement. No "Default" or "Event of Default" under, and as defined in, the Bank Credit Agreement shall exist on the Effective Date.

          3.7 1998 NOTE PURCHASE AGREEMENT. The Company shall have delivered to each Noteholder a true and correct copy of an amendment to the Company's Note Purchase Agreement, dated as of September 1, 1998 (as amended, the "1998 NOTE PURCHASE AGREEMENT"), pursuant to which it issued $25,000,000 in aggregate principal amount of its Adjustable Rate Senior Notes Due September 1, 2008, which amendment shall be in form and substance satisfactory to each Noteholder. No "Default" or "Event of Default" under, and as defined in, the 1998 Note Purchase Agreement shall exist on the Effective Date.

          3.8 SUBORDINATED DEBT ISSUANCE. The Company shall have issued $35,000,000 in aggregate principal amount of its Senior Subordinated Notes due 2004 in a private sale on the Effective Date. The Company shall have delivered to each Noteholder a true and correct copy of the securities purchase agreement under which such senior subordinated notes are issued, as in effect on the Effective Date, which shall be in form and substance satisfactory to each Noteholder.

          3.9 FEE. In consideration of the amendments set forth herein, the Company shall have paid to each Noteholder a fee in an amount equal to 0.50% of the outstanding principal amount of each Note held by such Noteholder as of the date hereof.

          3.10 EXPENSES. All fees and disbursements required to be paid pursuant to Section 6.2 shall have been paid in full, including, but not limited to, the statement for reasonable fees and disbursements of Hebb & Gitlin, the Noteholders' special counsel, presented to the Company on or prior to the Effective Date.

          3.11 PROCEEDINGS SATISFACTORY. All proceedings taken in connection with the execution and delivery of this Agreement and the transactions contemplated hereby shall be satisfactory to the Noteholders and their special counsel; and the Noteholders and their special counsel shall have received copies of such documents and papers as they may reasonably request in connection therewith.

4.       AMENDMENTS TO EXISTING NOTE AGREEMENT.

          Each of the Company and the Noteholders hereby consents and agrees to the amendments to the Existing Note Agreement set forth in this Section 4.

          4.1 PARAGRAPH 4G. Paragraph 4G of the Existing Note Agreement is hereby amended and restated in its entirety as follows:

               "4G. INTEREST PAYMENTS.

               Interest (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on the unpaid principal balance of the Notes, from the date of each Note, and shall be payable to the holders thereof quarterly on the sixth day of January, April, July and October in each year (each an "INTEREST PAYMENT DATE"), commencing with the Interest Payment Date next succeeding the date of such Note, until the principal thereof shall have become due and payable, at the rate of:

                    (i) PRIOR TO JANUARY 1, 1999 -- if such time is prior to
               January 1, 1999, 8.75% per annum, and on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Yield-Maintenance Amount at the Applicable Default Interest Rate; and

                    (ii) ON AND AFTER JANUARY 1, 1999 --

                         (a) if such time is on or after January 1, 1999 and
                    prior to the occurrence of the Rate Decrease Event, 9.75% per annum, and

                         (b) if such time is on or after the occurrence of the
                    Rate Decrease Event, 9.25% per annum,

         and on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Yield-Maintenance Amount at the Applicable Default Interest Rate. If the Rate Decrease Event shall occur, it shall be effective as of the date of occurrence of the Rate Decrease Event.

          The term "RATE DECREASE EVENT" shall mean the receipt by the Company of not less than $75,000,000 of Net Cash Proceeds from the issuance and public sale of either or both of (A) its Capital Stock and (B) not more than $150,000,000 in aggregate principal amount of subordinated debt securities, pursuant to documentation and upon terms and conditions satisfactory to each holder of the Notes, as evidenced by the holders' prior written approval thereof."

          4.2 PARAGRAPH 6. Paragraph 6 of the Existing Note Agreement is hereby amended and restated in its entirety as follows:

               6. NEGATIVE COVENANTS.

               6A. LINE OF BUSINESS. The Company will not, and will not permit any Restricted Subsidiary to, engage in any material business if, as a result thereof, the business and operations of the Company and its Restricted Subsidiaries would not be in or directly related to the consumer electronics industry or activities that are ancillary, incidental or necessary to such business, PROVIDED that the Company and the Restricted Subsidiaries may acquire businesses that have operations unrelated to the consumer electronics industry if, with respect to each such acquisition, (i) the assets in respect of such unrelated operations (the "UNRELATED ASSETS") constitute less than 50% of consolidated total assets of any such business and contribute less than 50% to consolidated operating income of any such business and
          (ii) the Investment in such Unrelated Assets shall be permitted by the provisions of paragraph 6F hereof.

               6B. QUICK ASSETS RATIO. The Company will not permit the ratio of

                    (i) the sum of (a) cash and Cash Equivalents of the Company and the Restricted Subsidiaries on the last day of any fiscal quarter of the Company set forth below, PLUS (b) accounts receivable (less provision for doubtful accounts) of the Company and the Restricted Subsidiaries on such date, to

                    (ii) Consolidated Current Liabilities on such date

     to be less than the ratio set forth opposite such fiscal quarter below:

=============================================================================
         FISCAL QUARTER ENDING                                     RATIO
=============================================================================
         December 31, 1998                                     0.80 to 1.00
------------------------------------------------------------------------------
         March 31 in each year                                 1.00 to 1.00
------------------------------------------------------------------------------
         June 30 in each year                                  0.80 to 1.00
------------------------------------------------------------------------------
         September 30 in each year                             0.80 to 1.00
------------------------------------------------------------------------------
         December 31 in each year after 1998                   1.00 to 1.00
==============================================================================

     Notwithstanding the foregoing, if the Rate Decrease Event shall have occurred, the Company shall not permit the ratio of clause (i) to clause
     (ii) above to be less than 1.00 to 1.00 on the last day of any fiscal quarter of the Company.

               6C. DEBT.

                    (i) TOTAL DEBT. The Company will not permit Consolidated
               Debt at any time to exceed the lesser of:

                         (a) 65% of Consolidated Total Capitalization; and

                         (b) 500% of Consolidated EBITDA for the period of four
                    consecutive complete fiscal quarters of the Company then most recently ended.

                    (ii) SENIOR DEBT. The Company will not permit Consolidated
               Senior Debt at any time to exceed the lesser of:

                         (a) (1) prior to the Amendment Effective Date, 65% of
                    Consolidated Total Capitalization at such time, (2) on or subsequent to the Amendment Effective Date and prior to the Rate Decrease Event, 55% of Consolidated Total Capitalization at such time, or (3) on or subsequent to the Rate Decrease Event, 50% of Consolidated Total Capitalization at such time; and

                         (b) (1) prior to the 6th day following the occurrence
                    of the Rate Decrease Event,

                                        (A) for the period commencing on
                              December 31, 1998 and ending on June 29, 1999, 450% of Consolidated EBITDA for the period of four consecutive complete fiscal quarters of the Company then most recently ended,

                                        (B) for the period commencing on June
                              30, 1999 and ending on December 30, 1999, 425% of Consolidated EBITDA for the period of four consecutive complete fiscal quarters of the Company then most recently ended, and

                                        (C) at all times on and after December
                              31, 1999, 400% of Consolidated EBITDA for the period of four consecutive complete fiscal quarters of the Company then most recently ended,

                    or

                         (2) on or after the 6th day following the occurrence of
                    the Rate Decrease Event, 350% of Consolidated EBITDA for the period of four consecutive complete fiscal quarters of the Company then most recently ended.

                    (iii) PRIORITY DEBT. The Company will not permit Priority
               Debt at any time to exceed 15% of Consolidated Tangible Net
               Worth.

               6D. COVERAGE RATIOS.

                    (i) INTEREST EXPENSE COVERAGE. The Company will not permit the ratio of

                         (a) Consolidated Adjusted Cash Flow for any period of
                    four consecutive complete fiscal quarters of the Company to

                         (b) Consolidated Interest Expense for such period

               to be less than 2.50 to 1.00.

                    (ii) FIXED CHARGE COVERAGE. The Company will not permit the
               Fixed Charge Total Debt Coverage Ratio on the last day of any fiscal quarter to be less than 1.25 to 1.00.

               6E. NET WORTH. The Company will not at any time permit Consolidated Tangible Net Worth to be less than the sum of

                    (i) $100,000,000, PLUS

                    (ii) the sum of the Annual Net Worth Increase Amounts for
               all fiscal years ended after December 31, 1998, PLUS

                    (iii) the amount of Net Cash Proceeds received by the
               Company at such time from the issuance of Capital Stock of the Company in connection with its first public offering of Capital Stock of the Company subsequent to the Amendment Effective Date to Persons other than Affiliates, employees or consultants of the Company or any of the Restricted Subsidiaries, PLUS

                    (iv) the remainder (but not less than zero) of

                         (a) the aggregate amount of Net Cash Proceeds from all
                    issuances of Capital Stock of the Company completed at such time, other than, and subsequent to, the issuance of Capital Stock referred to in the preceding clause (iii), MINUS

                         (b) the portion of such Net Cash Proceeds used by the
                    Company or any Restricted Subsidiary to acquire Intangible Assets at or prior to such time (PROVIDED, that in any case where the Company or any Restricted Subsidiary shall utilize any such Net Cash Proceeds to finance the acquisition of any Person or business, the portion of such Net Cash Proceeds used by the Company or such Restricted Subsidiary to acquire Intangible Assets shall be deemed to be equal to the amount, if any, of the increase in Consolidated Intangible Assets directly resulting from such acquisition).

    As used in this paragraph 6E:

          "ANNUAL NET WORTH INCREASE AMOUNT" means, for any fiscal year of the Company ended after December 31, 1998, the greater of (a) 50% of Consolidated Net Income for such fiscal year and (b) $0.

          "CONSOLIDATED INTANGIBLE ASSETS" means, at any time, the net book value of all Intangible Assets of the Company and its Restricted Subsidiaries, as such net book value would be reflected on a balance sheet of the Company prepared at such time on a consolidated basis in accordance with GAAP.

          6F. RESTRICTED INVESTMENTS AND RESTRICTED PAYMENTS. The Company will not, and will not permit any Restricted Subsidiary to, make any Basket Investment, or declare, make, set apart any funds or other Property for, or incur any liability to make, any Restricted Payment unless:

               (i) immediately after, and after giving effect to such Basket Investment or such Restricted Payment, the aggregate amount of all Basket Investments outstanding at such time PLUS all Restricted Payments declared or made on or after the Closing Date would not exceed the sum of

                    (a) $5,000,000, PLUS

                    (b) 50% (or minus 100% in the case of a loss) of
               Consolidated Net Income for the period commencing on January 1, 1997 and ending on and including the last day of the fiscal quarter of the Company most recently ended as of the date such Basket Investment is made or such Restricted Payment is declared or made; and

               (ii) immediately before, and after giving effect to, such Basket Investment or such Restricted Payment and any concurrent transactions, no Default or Event of Default exists or would exist.

          6G. MERGERS AND CONSOLIDATIONS. The Company will not, and will not permit any Restricted Subsidiary to, merge or consolidate with or into any other Person, or convey, transfer, spin-off or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, except that:

               (i) any such Restricted Subsidiary may merge or consolidate with or into, or convey, transfer or spin-off all or substantially all of its assets to, the Company (provided that the Company is the continuing or surviving corporation), another Restricted Subsidiary or any Person that concurrently with such merger, consolidation, conveyance, transfer or spin-off becomes a Restricted Subsidiary, and

               (ii) the Company may merge or consolidate with or into, or convey, transfer or spin-off all or substantially all of its assets to, another corporation, PROVIDED that

                    (a) the successor formed by such consolidation or the
               survivor of such merger or the Person that acquires by conveyance, transfer or spin-off all or substantially all of the assets of the Company as an entirety, as the case may be (the "SUCCESSOR CORPORATION"), shall be a solvent corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia,

                    (b) if the Company is not the Successor Corporation, the
               Successor Corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders, and the Company shall have caused to be delivered to each holder an opinion, in form and substance satisfactory to the Required Holders, of independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof, and

                    (c) immediately after, and immediately after giving effect to, such transaction, no Default or Event of Default would exist.

          6H. TRANSFERS OF PROPERTY; SUBSIDIARY Stock.

               (i) TRANSFERS OF PROPERTY. The Company will not, and will not permit any Restricted Subsidiary to, sell, lease as lessor, transfer or otherwise dispose of any Restricted Subsidiary Stock, except pursuant to clause (ii) of this paragraph 6H, or any other Property (collectively, "TRANSFERS") except for:

                    (a) any Transfer made in compliance with paragraph 6G hereof or any Transfer of Unrelated Assets;

                    (b) Transfers of inventory, payments to vendors and
               suppliers, payments of compensation (including, without limitation, salaries, bonuses, options, insurance, benefits, payments pursuant to employment agreements and other perquisites), and other similar payments, in each case in the ordinary course of business of the Company or such Restricted Subsidiary;

                    (c) any Transfer of Property by a Restricted Subsidiary to
               the Company or any other Restricted Subsidiary;

                    (d) any other Transfer at any time of any Property to a
               Person, other than an Affiliate (whether effected in a single transaction or in a series of related transactions) not otherwise permitted under clauses (a) through (c), inclusive, of this paragraph 6H(i) (for purposes of this clause (d), a "CURRENT TRANSFER"), if each of the following conditions would be satisfied with respect to such Transfer:

                         (1) the consideration received in respect of such
                    current Transfer is an amount not less than that reasonably obtainable in a comparable arm's-length transaction or series of transactions with a Person that is not an Affiliate of the Company or any Subsidiary, with neither the seller nor the buyer being under any compulsion to sell or buy, respectively,

                         (2) immediately after giving effect to such current
                    Transfer, no Default or Event of Default would exist,

                         (3) the sum of

                              (A) the net book value of the Property that is the
                    subject of such current Transfer, PLUS

                              (B) the aggregate net book value of all other
                    items of Property of the Company and the Restricted Subsidiaries that were the subject of prior Transfers under this clause (d) consummated during the period beginning on the first day of the four consecutive complete fiscal quarters of the Company then most recently ended and ending immediately prior to the time of such current Transfer, would not exceed 20% of Consolidated Total Assets, determined as at the beginning of such period, and

                         (4) the sum of

                              (A) the contribution (expressed as a percentage
                    and exclusive of losses) to Consolidated Operating Income of such Property, plus

                              (B) the contribution (expressed as a percentage
                    and exclusive of losses) to Consolidated Operating Income of all other items of Property of the Company and the Restricted Subsidiaries that were the subject of prior Transfers under this clause (d) consummated during the period beginning on the first day of the four consecutive complete fiscal quarters of the Company then most recently ended and ending immediately prior to the time of such current Transfer, would not exceed 20% of Consolidated Operating
                    Income for the four consecutive complete fiscal quarters of the Company then most recently ended;

          PROVIDED that the net book value or the contribution to Consolidated Operating Income of any item of Property shall be excluded for purposes of clause (3) and clause (4) of this paragraph 6H(i)(d) if, prior to consummation of any Transfer, the Company gives written notice (a "REINVESTMENT NOTICE") to all holders of Notes that, within 12 months after such Transfer, the entire proceeds of such Transfer, net of ordinary and reasonable transaction costs and expenses incurred in connection with such Transfer, will be applied by the Company or such Restricted Subsidiary to the purchase of Capital Assets of the Company or any Restricted Subsidiary to be used in the business of the Company, as described in paragraph 6A hereof; PROVIDED further that such exclusions only apply to the extent that the aggregate net book value of all Property so excluded at any one time shall not exceed 25% of Consolidated Tangible Net Worth and the sum of the contributions to Consolidated Operating Income (expressed as a percentage, with each such contribution being determined as of the date of Transfer of the Property generating such contribution) of all Property so excluded at any one time shall not exceed 25%.

          If the Company shall fail to apply the proceeds of any Transfer in accordance with a Reinvestment Notice given in respect thereof, such failure shall constitute an Event of Default.

                    (ii) TRANSFERS OF SUBSIDIARY Stock. The Company will not, and will not permit any Restricted Subsidiary to, Transfer any shares of the stock (or any warrants, rights or options to purchase stock or other Securities exchangeable for or convertible into stock) of a Restricted Subsidiary (such stock, warrants, rights, options and other Securities herein called "RESTRICTED SUBSIDIARY STOCK"), nor will any Restricted Subsidiary issue, sell or otherwise dispose of any shares of its own Restricted Subsidiary Stock, PROVIDED that the foregoing restrictions do not apply to:

                         (a) the issuance by a Restricted Subsidiary of shares
                    of its own Restricted Subsidiary Stock to the Company or another Restricted Subsidiary;

                         (b) Transfers by the Company or a Restricted Subsidiary
                    of shares of Restricted Subsidiary Stock to the Company or another Restricted Subsidiary;

                         (c) the issuance by a Restricted Subsidiary of
                    directors' qualifying shares or shares to holders (who hold for the benefit of the Company or a Restricted Subsidiary) to meet statutory requirements for domestic holdings or minimum numbers of stockholders;

                         (d) the Transfer of all of the Restricted Subsidiary
                    Stock of a Restricted Subsidiary owned by the Company and the other Restricted Subsidiaries if:

                                        (1) such Transfer satisfies the
                              requirement of paragraph 6H(i)(d) hereof (for purposes of such paragraph, the net book value of such Restricted Subsidiary Stock being deemed to be the aggregate net book value of all assets of such Restricted Subsidiary);

                                        (2) in connection with such Transfer,
                              the entire investment (whether represented by stock, Debt, claims or otherwise) of the Company and the other Restricted Subsidiaries in such Restricted Subsidiary is Transferred to a Person other than the Company or a Restricted Subsidiary not simultaneously being disposed of;

                                        (3) the Restricted Subsidiary being
                              disposed of has no continuing investment in any other Restricted Subsidiary not simultaneously being disposed of or in the Company; and

                                        (4) immediately before and after the
                              consummation of such Transfer, and after giving effect thereto, no Default or Event of Default would exist;

                    (e) Transfers of Unrelated Assets consisting of Restricted
               Subsidiary Stock if the requirements set forth in subclauses (2),
               (3) and (4) of the foregoing clause (d) have been satisfied; and

                    (f) Transfers by the Company or a Restricted Subsidiary of
               shares of Restricted Subsidiary Stock of any PRC/HK Subsidiaries, PROVIDED such Transfer is made to a collateral agent in accordance with the provisions of paragraph 6M hereof.

               (iii) NOTICES WITH RESPECT TO TRANSFERS. The Company shall give written notice to each holder of Notes at least ten days prior to the consummation of any Transfer that would give rise to a potential prepayment obligation under paragraph 4E hereof specifying:

                    (a) the anticipated consummation date of the related
               Transfer; and

                    (b) an estimate of the net proceeds to be received for the
               Property subject to such Transfer.

          6I. LIENS. The Company will not, and it will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

               (i) Liens outstanding on the Closing Date and listed in Part 6I(i) of Annex 3 hereto, Liens securing any obligations evidenced by the Notes and Liens granted by the Company or any Restricted Subsidiary with respect to any PRC/HK Subsidiaries pursuant to paragraph 6M hereof;

               (ii) Liens incurred or deposits made in the ordinary course of business,

                    (a) in connection with workers' compensation, unemployment insurance, social security and other like laws,

                    (b) to secure the performance of letters of credit, bids,
               tenders, sales contracts, surety and performance bonds (of a type other than set forth in clause (iv) of this paragraph 6I) and other ordinary course obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property, and

                    (c) in respect of statutory obligations or claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, PROVIDED that the obligations secured by such Liens shall not be in default and the title of the Company or the Restricted Subsidiary, as the case may be, to, and its right to use, the Property subject to such Lien, is not materially adversely affected thereby;

               (iii) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings;

               (iv) Liens, arising in connection with court proceedings,

                    (a) in the nature of attachments, remedies and judgments,
               PROVIDED that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and

                    (b) securing appeal bonds, supersedeas bonds and other
               similar Liens arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit) or any other instrument serving a similar purpose,

     PROVIDED that the aggregate amount so secured pursuant to this clause (iv) shall not at any time exceed $2,500,000;

               (v) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other similar title exceptions or encumbrances affecting real property, PROVIDED they do not in the aggregate materially detract from the value of such real property or materially interfere with their use in the ordinary conduct of the owning Person's business;

               (vi) any Lien on Property that is acquired or constructed by the Company or any Restricted Subsidiary that secures Debt incurred by the owner of such Property to pay for all or a portion of the related purchase price or construction costs of such Property, PROVIDED that

                    (a) such Lien shall not extend to or cover any Property
               other than Property acquired or constructed after the Closing Date with the proceeds of the Debt secured thereby and shall not secure Debt other than such Debt,

                    (b) such Lien shall be created within 12 months after the
               acquisition or substantial completion of such Property, and

                    (c) such Lien shall secure Debt in an amount not exceeding
               100% of the lesser of (1) the cost of acquisition or construction of the Property to which such Debt relates and (2) the Fair Market Value of the Property to which such Debt relates, determined as the time of the incurrence of such Debt; and

               (vii) Liens securing Debt other than those Liens permitted by clause (i) through clause (vi) of this paragraph 6I, but only

                    (a) to the extent that Priority Debt would not exceed 15% of
               Consolidated Tangible Net Worth, and

                    (b) if, immediately before, and after giving effect to, such
               Liens and any concurrent transactions, no Default or Event of Default exists or would exist.

          A violation of this paragraph 6I will constitute an Event of Default, whether or not any provision is made for an equal and ratable Lien pursuant to paragraph 5G.

          6J. PERMITTED INVESTMENTS. The Company will not, nor will it permit any of its Restricted Subsidiaries to, make any Investment other than a Permitted Investment or a Basket Investment.

          6K. TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the business of the Company or such Restricted Subsidiary and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtained in a comparable arm's- length transaction with a Person not an Affiliate.

          6L. DESIGNATION OF SUBSIDIARIES. Each Person which shall become a Subsidiary for the first time after the Closing Date shall be a Restricted Subsidiary unless, within 30 days after such Person shall first have become a Subsidiary, the Company shall give written notice to all holders of the Notes stating that such Person shall be an Unrestricted Subsidiary. Any Person so designated as an Unrestricted Subsidiary may not thereafter be redesignated as a Restricted Subsidiary without the approval of the Required Holders.

          6M. SUBSIDIARY GUARANTY. The Company will cause each Subsidiary that, after the Closing Date, executes a guaranty of obligations outstanding under the Bank Financing Agreements, to execute and deliver to each holder of Notes, simultaneously with its execution and delivery of any such guaranty of obligations under the Bank Credit Agreement, a copy of the Joinder Agreement in the form attached to the Subsidiary Guaranty as Annex 2, duly executed by such Subsidiary. At such time as the Company shall have
     (i) caused 65% of the Capital Stock of each of its PRC/HK Subsidiaries to have been pledged to a collateral agent acceptable to the Required Holders to secure all obligations of the Company under this Agreement, the Notes, the 1998 Note Agreement and the Bank Financing Agreements pursuant to a pledge agreement in form and substance satisfactory to the Required Holders, and (ii) taken such action to perfect such pledge, and delivered such additional documentation, as may be reasonably required by the Required Holders, the Subsidiaries organized under the laws of Hong Kong shall be deemed released from their respective Guarantees previously given under the Subsidiary Guaranty, effective as of the date given, PROVIDED that such Subsidiaries shall contemporaneously be released, or be deemed to be released, from their respective Guarantees, if any, of the obligations of the Company under the 1998 Note Agreement and the Bank Financing Agreements.

          6N. PRC/HK SUBSIDIARIES.

               (i) PRC SUBSIDIARIES. The Company will not permit Combined Adjusted PRC Assets, determined as of the last day of any fiscal quarter or any fiscal year, to be greater than an amount equal to 20% of Consolidated Tangible Net Worth determined as of such day.

               (ii) PRC/HK SUBSIDIARIES. The Company will not permit Combined Adjusted PRC/HK Assets, determined as of the last day of any fiscal quarter or any fiscal year, to be greater than an amount equal to 40% of Consolidated Tangible Net Worth determined as of such day.

         As used in this paragraph 6N:

          "COMBINED ADJUSTED PRC ASSETS" means the aggregate value of the assets (net of reserves) of the PRC Subsidiaries, determined on a combined basis (but not including intercompany receivables due to any PRC Subsidiary from the Company or any Subsidiary that is a party to the Subsidiary Guaranty), as reported in the consolidating financial statements referred to in clause
     (i) and clause (ii) of paragraph 5A hereof.

          "COMBINED ADJUSTED PRC/HK ASSETS" means the aggregate value of the assets (net of reserves) of the PRC/HK Subsidiaries, determined on a consolidated basis (but not including intercompany receivables due to any PRC/HK Subsidiary from the Company or any Subsidiary that is a party to the Subsidiary Guaranty but is not a PRC/HK Subsidiary), as reported in the consolidating financial statements referred to in clause (i) and clause
     (ii) of paragraph 5A hereof.

          4.3 PARAGRAPH 10B. Paragraph 10B of the Existing Note Agreement is hereby amended to modify in their entirety or add, each in their proper alphabetical order, the following defined terms:

          "AMENDMENT EFFECTIVE DATE" shall have the meaning assigned to the term "Effective Date" in the Amendment Agreement, dated as of December 31, 1998, which amends certain provisions of this Agreement.

          "BANK CREDIT AGREEMENT" shall mean the Second Amended and Restated Credit Agreement, dated as of June 18, 1998, among the Company, The Chase Manhattan Bank, as administrative agent and as a lender, SunTrust Bank, Central Florida, National Association, Marine Midland Bank, Harris Trust and Savings Bank and First Union National Bank, as may be amended, supplemented or modified from time to time, and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents and one or more other lenders, and whether provided under the original Bank Credit Agreement or one or more other credit or other agreements or indentures), but only to the extent that the aggregate principal amount of the Debt incurred thereunder and the undrawn face amount of all letters of credit issued thereunder do not exceed $101,500,000 at any one time outstanding.

          "BANK FINANCING AGREEMENTS" shall mean, collectively:

               (a) the Bank Credit Agreement; and

               (b) each of (i) the term loan agreement dated as of December 29, 1995, between the Company and The Chase Manhattan Bank ("Chase"), relating to an outstanding term loan in a principal amount of not more than $2,799,880, (ii) the mortgage note and mortgage dated as of July 3, 1991, relating to an outstanding mortgage financing provided by Chase to the Company in a principal amount of not more than $1,372,777, (iii) the mortgage note and mortgage dated as of October 4, 1993, relating to an outstanding mortgage financing provided by Chase to the Company in a principal amount of not more than $1,286,777, (iv) the loan agreement dated as of December 20, 1995, between Recoton (Far East) Limited and Chase, relating to a credit facility provided by Chase to Recoton (Far East) Limited and guaranteed by the Company in a principal amount of not more than HK$41,000,000 (which, as of the Amendment Effective Date, is not more than US$5,300,000) and (v) all other payment obligations, now existing or hereafter incurred, of the Company to Chase in a principal amount not to exceed $5,000,000, in each case as such agreement, notes and mortgages may be amended, supplemented or modified from time to time, and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents and one or more other lenders, and whether provided under the original instruments and agreements or one or more other credit or other agreements or indentures), but only to the extent that the aggregate principal amount of the Debt incurred thereunder and the undrawn face amount of all letters of credit issued thereunder do not exceed the sum of US$10,500,000 PLUS HK$41,000,000 at any one time outstanding.

               "CAPITAL STOCK" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants or options to purchase any of the foregoing.

               "CASH EQUIVALENTS" shall mean:

                    (i) direct obligations of the United States of America or
               any agency thereof, maturing within one year of the date of acquisition thereof;

                    (ii) commercial paper maturing within 270 days from the date of acquisition and rated A-1 or P-1 (or the equivalent) or better at the date of acquisition by Standard & Poor's or Moody's;

                    (iii) debt obligations of corporations organized under the laws of the United States of America or any state thereof or obligations of any state of the United States of America or any municipality thereof, in each case maturing within one year from the date of acquisition and rated AA or Aa (or the equivalent) or better at the date of acquisition by Standard & Poor's or Moody's;

                    (iv) certificates of deposit issued by an Acceptable Bank
               and, in each case, maturing within one year of the date of acquisition thereof, PROVIDED that such certificates of deposit issued by banks deemed to be "Acceptable Banks" pursuant to the proviso of the definition of "Acceptable Bank" shall not exceed $2,500,000 in any one such deemed Acceptable Bank, or $5,000,000 in the aggregate for all such deemed Acceptable Banks, at any one time;

                    (v) repurchase obligations of a Bank or any Acceptable Bank, having a term of not more than 30 days with respect to Securities issued or fully guaranteed or insured by the United States Government;

                    (vi) Securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor's or A by Moody's;

                    (vii) Securities with maturities of one year or less from
               the date of acquisition backed by standby letters of credit issued by any Bank or Acceptable Bank; and

                    (viii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vii) of this definition.

          As used in this definition,

               "ACCEPTABLE BANK" means (i)(a) a commercial bank or trust company organized in the United States of America and having combined capital, surplus and undivided profits aggregating at least $500,000,000 or (b) any other commercial bank having capital, surplus and undivided profits of at least $1,000,000,000 and (ii) the long-term unsecured debt obligations of which (or the long-term unsecured debt obligations of the bank holding company owning all of the Capital Stock of such bank) are rated "A" or higher by Standard & Poor's or "A2" or higher by Moody's, PROVIDED that a commercial bank not organized in the United States of America that satisfies the requirement set forth in the foregoing clause (i)(b) but whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the Capital Stock of such bank) are not rated by Standard & Poor's or Moody's shall be deemed to be an "Acceptable Bank" if the Required Holders shall have consented in writing to Investments in certificates of deposit issued by such bank.

                  "CONSOLIDATED ADJUSTED CASH FLOW" shall mean, for any period, the sum of

                    (i) Consolidated Operating Income, PLUS

                    (ii) to the extent, and only to the extent, that such amount was deducted in the computation of Consolidated Net Income for such period, the aggregate amount of depreciation and amortization of the Company and the Restricted Subsidiaries, determined on a consolidated basis for such Persons.

               "CONSOLIDATED CAPITAL EXPENDITURES" shall mean, for any period, all expenditures by the Company and the Restricted Subsidiaries in respect of the purchase or acquisition of fixed or capital assets during such period, determined on a consolidated basis for such Persons.

               "CONSOLIDATED CURRENT LIABILITIES" shall mean, at any time, all Current Liabilities of the Company and the Restricted Subsidiaries, determined at such time on a consolidated basis for such Persons.

               "CONSOLIDATED DEBT" shall mean, at any time, all Debt of the Company and the Restricted Subsidiaries, determined at such time on a consolidated basis for such Persons.

               "CONSOLIDATED EBITDA" shall mean, for any period,

                    (i) Consolidated Net Income for such period, PLUS

                    (ii) without duplication and only to the extent deducted
               from revenues in the determination of Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoffs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with the issuance of Debt (including the Notes), (c) depreciation and amortization expense and (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, MINUS

                    (iii) only to the extent included in the determination of
               Consolidated Net Income for such period, the sum of (a) interest income and (b) income tax credits, all determined on a consolidated basis.

               "CONSOLIDATED FIXED CHARGES" shall mean, for any period, the sum of

                    (i) Consolidated Interest Expense for such period, PLUS

                    (ii) Consolidated Lease Expense for such period, PLUS

                    (iii) required amortization of Debt for such period and
               discount or premium relating to any such Debt for such period, whether expensed or capitalized.

               "CONSOLIDATED LEASE EXPENSE" shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Company and the Restricted Subsidiaries during such period with respect to leases of real and personal property (excluding Capitalized Lease Obligations), determined on a consolidated basis for such Persons.

               "CONSOLIDATED NET WORTH" shall mean, at any time, all amounts which would be included under shareholders' equity on a consolidated balance sheet of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such time.

               "CONSOLIDATED SENIOR DEBT" shall mean, at any time, all Senior Debt of the Company and the Restricted Subsidiaries, determined at such time on a consolidated basis for such Persons.

               "CONSOLIDATED TOTAL CAPITALIZATION" shall mean, at any time, the sum of (a) Consolidated Net Worth PLUS (b) Consolidated Debt at such time.

               "CURRENT LIABILITIES" shall mean, with respect to any Person at any date of determination, an amount equal to the sum of (a) all liabilities of such Person which, in accordance with GAAP, would be classified on a consolidated balance sheet of such Person as current liabilities, PLUS (b) without duplication, all Debt of such Person for borrowed money outstanding under a revolving credit or similar agreement, notwithstanding that it obligates the lender or lenders to extend credit over a period of more than one year.

               "DOLLARS"; "$"; and "US$" means, in each case, the lawful money of the United States of America.

               "FIXED CHARGE TOTAL DEBT COVERAGE RATIO" shall mean, as of the end of each fiscal quarter of the Company, for the period of twelve consecutive calendar months ending on such date, the ratio of

                    (i) (a) Consolidated EBITDA for such period, MINUS

                         (b) an amount equal to the excess, if any, of (1)
                    Consolidated Capital Expenditures during such period over
                    (2) the amount by which Consolidated Funded Debt (excluding Funded Debt in respect of Revolving Credit Loans (as defined in the Bank Credit Agreement), but including the current maturities of Consolidated Funded Debt) shall have increased during such period, to

                    (ii) Consolidated Fixed Charges for such period.

               "HK$" means the lawful money of Hong Kong.

               "NET CASH PROCEEDS" means, in connection with any issuance or sale of Capital Stock (other than the issuance or sale of Capital Stock pursuant to the exercise of stock options issued to employees or consultants of the Company or any of the Restricted Subsidiaries) or debt securities or instruments, the cash proceeds received from such issuance, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

               "1998 NOTE AGREEMENT" means the Note Purchase Agreement, dated as of September 1, 1998, between the Company and The Prudential Insurance Company of America, as may be amended, modified, supplemented or restated from time to time.

               "PRC/HK SUBSIDIARIES" shall mean, collectively, Subsidiaries organized under the laws of the People's Republic of China and Subsidiaries organized under the laws of Hong Kong.

               "PRIORITY DEBT" shall mean the sum of (a) all Debt secured by Liens other than Liens permitted by clause (i) through clause (v), inclusive, of paragraph 6I hereof, PLUS (b) with duplication, all Debt of Restricted Subsidiaries (other than Debt (i) owing to the Company or to other Restricted Subsidiaries, or (ii) which constitutes "Guarantied Obligations" (as defined in the Sharing Agreement) subject to the intercreditor sharing provisions of the Sharing Agreement).

               "RATE DECREASE EVENT" shall have the meaning assigned to it in paragraph 4G of this Agreement.

               "SENIOR DEBT" shall mean, with respect to any Person, at any time, all Debt of such Person other than Subordinated Debt.

               "SHARING AGREEMENT" shall mean, the First Amended and Restated Sharing Agreement, dated as of September 1, 1998, among the banks listed on the signature pages thereof, the holders of the Notes listed on the signature pages thereof, the holder of the Adjustable Rate Senior Notes Due September 1, 2008 of the Company listed on the signature pages thereof, and The Chase Manhattan Bank, as Administrative Agent for the Banks under the Bank Credit Agreement.

               "SUBORDINATED DEBT" shall mean, with respect to any Person, at any time, without duplication: (a) all Debt of such Person which is subordinated to the prior payment in full of the obligations of (i) the Company under this Agreement and the Notes and (ii) the Restricted Subsidiaries under the Subsidiary Guaranty, as the case may be, in each case in a manner acceptable to the Required Holders as evidenced by their prior written approval, and all other terms and conditions of which are satisfactory to the Required Holders as evidenced by their prior written approval; and (b) not more than $35,000,000 in aggregate principal amount of the Company's Senior Subordinated Notes due 2004 issued in a private sale on the Amendment Effective Date.

          4.4 PARAGRAPH 10B. Paragraph 10B of the Existing Note Agreement is hereby amended to delete therefrom the following defined terms: "ADJUSTED CONSOLIDATED CURRENT DEBT"; "EXCESS CURRENT DEBT"; "EXCESS CURRENT DEBT MEASURING PERIOD"; "CONSOLIDATED CURRENT DEBT"; and "RATE INCREASE EVENT".

5.       AFFIRMATION OF OBLIGATIONS.

          Except as expressly amended by this Agreement, (a) no terms or provisions of any agreement are modified or changed by this Agreement, (b) the terms and provisions of the Transaction Documents shall continue in full force and effect and (c) the terms and provisions of the Transaction Documents are hereby ratified, confirmed and approved in all respects.

6.       MISCELLANEOUS.

          6.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties hereto and the holders from time to time of the Notes.

          6.2 FEES AND EXPENSES. On the Effective Date, the Company shall pay all reasonable costs and expenses of the Noteholders relating to this Agreement, including, but not limited to, the statement for reasonable fees and disbursements of the Noteholders' special counsel presented to the Company on or prior to the Effective Date. The Company will also pay, upon receipt of any statement thereof, each additional statement for reasonable fees and disbursements of the Noteholders' special counsel rendered after the Effective Date in connection with this Agreement. The obligations of the Company under this Section 6.2 shall survive the termination of this Agreement.

          6.3 SURVIVAL. All warranties, representations, certifications and covenants made by the Company in this Agreement or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Noteholders and shall survive the execution of this Agreement, regardless of any investigation made by or on behalf of any Noteholder. All such statements made herein or in any such certificate or other instrument shall constitute warranties and representations of the Company under this Agreement and the Amended Note Agreement.

          6.4 GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with, and governed by, the laws of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

          6.5 SECTION HEADINGS, ETC. The titles of the Sections hereof appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision. References to Sections are, unless otherwise specified, references to Sections of this Agreement. References to Annexes and Exhibits are, unless otherwise specified, references to Annexes and Exhibits attached to this Agreement.

          6.6 DUPLICATE ORIGINALS; EXECUTION IN COUNTERPART. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party to this Agreement, and each set of counterparts which, collectively, show execution by each such party to this Agreement shall constitute one duplicate original.

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. NEXT PAGE IS SIGNATURE PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by a duly authorized officer or agent thereof, as the case may be, as of the date first above written.

                                     RECOTON CORPORATION



                                     By /s/ Arnold Kezsbom
                                        ---------------------------------------
                                        Name:  Arnold Kezsbom
                                        Title: Vice President - Financial
                                               Planning


                                     THE PRUDENTIAL INSURANCE COMPANY
                                       OF AMERICA



                                     By /s/ Charles Y. King
                                        ---------------------------------------
                                        Name:  Charles Y. King
                                        Title: Vice President



                                     JOHN HANCOCK MUTUAL LIFE
                                     INSURANCE COMPANY



                                     By /s/ Daniel C. Budde
                                        ---------------------------------------
                                        Name:  Daniel C. Budde
                                        Title: Senior Investment Officer



                                     JOHN HANCOCK VARIABLE LIFE
                                     INSURANCE COMPANY



                                     By /s/ Daniel C. Budde
                                        ---------------------------------------
                                        Name:  Daniel C. Budde
                                        Title: Authorized Officer

The decision to participate in this investment, any representations made herein by the participant, and any actions taken hereunder by the participant has/have been made solely at the direction of the investment fiduciary who has sole investment discretion with respect to this investment.

                                       MELLON BANK, N.A., solely in its capacity as Trustee for the LONG-TERM INVESTMENT TRUST, (as directed by John Hancock Mutual Life Insurance Company), and not in its individual capacity


                                       By /s/ Bernadette Rist
                                          -------------------------------------
                                          Name:  Bernadette Rist
                                          Title: Authorized Signatory



                                      INVESTORS PARTNER LIFE INSURANCE  COMPANY



                                       By /s/ Daniel C. Budde
                                          -------------------------------------
                                          Name:  Daniel C. Budde
                                          Title: Authorized Signatory


The decision to participate in this investment, any representations made herein by the participant, and any actions taken hereunder by the participant has/have been made solely at the direction of the investment fiduciary who has sole investment discretion with respect to this investment.

                                       MELLON BANK, N.A., solely in its capacity as Trustee for the LONG-TERM INVESTMENT TRUST, (as directed by John Hancock Mutual Life Insurance Company), and not in its individual capacity


                                       By /s/ Bernadette Rist
                                          ------------------------------------
                                          Name:  Bernadette Rist
                                          Title: Authorized Signatory


                                       LUCENT TECHNOLOGIES INC.
                                       MASTER  PENSION TRUST

                                       BY:      JOHN HANCOCK MUTUAL LIFE
                                                INSURANCE COMPANY, as
                                                Investment Advisor


                                       By /s/ Daniel C. Budde
                                          -------------------------------------
                                          Name:  Daniel C. Budde
                                          Title: Authorized Signatory